Exhibit 2.1


                                                                  Execution Copy


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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 12, 2005

                                  BY AND AMONG

                                 CONOCOPHILLIPS,

                            CELLO ACQUISITION CORP.,

                                       AND

                            BURLINGTON RESOURCES INC.


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

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I     CERTAIN DEFINITIONS..............................................1


ARTICLE II    THE MERGER.......................................................9

      2.1     The Merger.......................................................9
      2.2     Effective Time of the Merger....................................10
      2.3     Effects of the Merger...........................................10
      2.4     Closing.........................................................10
      2.5     Certificate of Incorporation....................................10
      2.6     By-Laws.........................................................10
      2.7     Directors and Officers..........................................10
      2.8     Actions of ConocoPhillips as Sole Stockholder of Merger Sub.....11

ARTICLE III   CONVERSION OF SECURITIES........................................11

      3.1     Effect on Capital Stock.........................................11
      3.2     Dissenting Shares...............................................12
      3.3     Stock Options and Equity Awards.................................12
      3.4     Shares Held by Burlington Affiliates............................14
      3.5     Surrender and Payment...........................................14
      3.6     Fractional Shares...............................................16
      3.7     Lost Certificates...............................................16
      3.8     Withholding Rights..............................................17
      3.9     No Further Ownership Rights in Burlington Common Stock..........17
      3.10    Investment of Cash by the Exchange Agent........................17
      3.11    Further Assurances..............................................17

ARTICLE IV    REPRESENTATIONS AND WARRANTIES..................................18

      4.1     Representations and Warranties of Burlington....................18
              (a)    Corporate Organization...................................18
              (b)    Capitalization...........................................18
              (c)    Authority; No Violation..................................19
              (d)    Consents and Approvals...................................20
              (e)    Financial Reports and SEC Documents......................21
              (f)    Absence of Undisclosed Liabilities.......................22
              (g)    Absence of Certain Changes or Events.....................22
              (h)    Legal Proceedings........................................23
              (i)    Compliance with Applicable Law...........................23
              (j)    Environmental Liability..................................23
              (k)    Employee Benefit Plans; Labor Matters....................24
              (l)    Taxes....................................................25
              (m)    Contracts................................................26
              (n)    Reorganization under the Code............................27

                                       -i-
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              (o)    Form S-4; Proxy Statement/Prospectus.....................27
              (p)    State Takeover Laws; Rights Plan.........................27
              (q)    Opinion of Financial Advisors............................28
              (r)    Board Approval...........................................28
              (s)    Brokers' Fees............................................28
              (t)    Ownership of ConocoPhillips Capital Stock................28

      4.2     Representations and Warranties of ConocoPhillips................28
              (a)    Corporate Organization...................................28
              (b)    Capitalization...........................................29
              (c)    Authority; No Violation..................................30
              (d)    Consents and Approvals...................................30
              (e)    Financial Reports and SEC Documents......................31
              (f)    Absence of Undisclosed Liabilities.......................32
              (g)    Absence of Certain Changes or Events.....................33
              (h)    Legal Proceedings........................................34
              (i)    Compliance with Applicable Law...........................34
              (j)    Environmental Liability..................................34
              (k)    Taxes....................................................34
              (l)    Contracts................................................34
              (m)    Reorganization under the Code............................35
              (n)    Form S-4; Proxy Statement/Prospectus.....................35
              (o)    State Takeover Laws; Rights Plan.........................36
              (p)    Opinion of Financial Advisors............................36
              (q)    Board Approval...........................................36
              (r)    Brokers' Fees............................................36
              (s)    Ownership of Burlington Capital Stock....................36

ARTICLE V     COVENANTS RELATING TO CONDUCT OF BUSINESS.......................36

      5.1     Covenants of Burlington.........................................36
              (a)    Ordinary Course..........................................37
              (b)    Dividends; Changes in Share Capital......................37
              (c)    Issuance of Securities...................................37
              (d)    Governing Documents......................................38
              (e)    No Acquisitions..........................................38
              (f)    No Dispositions..........................................38
              (g)    Investments; Indebtedness................................38
              (h)    Tax-Free Qualification...................................39
              (i)    Compensation.............................................39
              (j)    Accounting Methods.......................................39
              (k)    Non-Compete..............................................39
              (l)    Certain Actions..........................................39
              (m)    Material Contracts.......................................40
              (n)    Claims; Litigation.......................................40
              (o)    Intellectual Property....................................40
              (p)    Agreements with Governmental Entities....................40
              (q)    Extraordinary Actions....................................40

                                      -ii-
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              (r)    Rabbi Trust Funding......................................40
              (s)    Related Actions..........................................40
      5.2     Covenants of ConocoPhillips.....................................41
              (a)    Ordinary Course..........................................41
              (b)    Dividends, Changes in Share Capital......................41
              (c)    No Acquisitions..........................................41
              (d)    Tax-Free Qualification...................................41
              (e)    Related Actions..........................................42
      5.3     Governmental Filings............................................42
      5.4     Control of Other Party's Business...............................42

ARTICLE VI    ADDITIONAL AGREEMENTS...........................................42

      6.1     Preparation of Proxy Statement; Stockholders Meetings...........42
      6.2     Governance Matters..............................................43
      6.3     Access to Information...........................................44
      6.4     Required Actions................................................44
      6.5     Acquisition Proposals...........................................47
      6.6     Fees and Expenses...............................................48
      6.7     Directors' and Officers' Indemnification and Insurance..........49
      6.8     Employee Benefits...............................................49
      6.9     Public Announcements............................................51
      6.10    Listing of Shares of ConocoPhillips Common Stock................51
      6.11    Rights Agreement................................................51
      6.12    Affiliates......................................................51
      6.13    Section 16 Matters..............................................52
      6.14    Dividends.......................................................52
      6.15    Tax Representation Letters......................................52

ARTICLE VII   CONDITIONS PRECEDENT............................................52

      7.1     Conditions to Each Party's Obligation to Effect the Merger......52
              (a)    Stockholder Approval.....................................52
              (b)    No Injunctions or Restraints; Illegality.................52
              (c)    HSR Act; Other Approvals.................................53
              (d)    NYSE Listing.............................................53
              (e)    Effectiveness of the Form S-4............................53
      7.2     Additional Conditions to Obligations of ConocoPhillips..........53
              (a)    Representations and Warranties...........................53
              (b)    Performance of Obligations of Burlington.................53
              (c)    Tax Opinion..............................................54
      7.3     Additional Conditions to Obligations of Burlington..............54
              (a)    Representations and Warranties...........................54
              (b)    Performance of Obligations of ConocoPhillips.............54
              (c)    Tax Opinion..............................................54

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ARTICLE VIII  TERMINATION AND AMENDMENT.......................................55

      8.1     Termination.....................................................55
      8.2     Effect of Termination...........................................56
      8.3     Amendment.......................................................57
      8.4     Extension; Waiver...............................................57

ARTICLE IX    GENERAL PROVISIONS..............................................58

      9.1     Non-Survival of Representations, Warranties and Agreements......58
      9.2     Notices.........................................................58
      9.3     Interpretation..................................................59
      9.4     Counterparts....................................................59
      9.5     Entire Agreement; No Third Party Beneficiaries..................59
      9.6     Governing Law...................................................60
      9.7     Severability....................................................60
      9.8     Assignment......................................................60
      9.9     Submission to Jurisdiction; Waivers.............................60
      9.10    Enforcement.....................................................60

                                LIST OF EXHIBITS

EXHIBIT       TITLE

Exhibit A     Form of Affiliate Agreement

          AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2005 (this "AGREEMENT"), by and among CONOCOPHILLIPS, a Delaware corporation
("CONOCOPHILLIPS"), CELLO ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of ConocoPhillips ("MERGER SUB"), and BURLINGTON RESOURCES INC., a Delaware corporation ("BURLINGTON").

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of ConocoPhillips and Burlington deem it advisable and in the best interests of their respective corporations and stockholders that ConocoPhillips and Burlington engage in a business combination in order to advance the long term strategic interests of ConocoPhillips and Burlington;

          WHEREAS, to effect such business combination, the Boards of Directors of ConocoPhillips, Merger Sub and Burlington have approved this Agreement and the merger of Burlington with and into Merger Sub (the "MERGER"), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a plan of reorganization.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

          As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 6.5(a).

          "AFFILIATE AGREEMENT" shall have the meaning set forth in Section
6.12.

          "AGREEMENT" shall have the meaning set forth in the preamble.

          "ANTITRUST LAWS" means the HSR Act, the EC Merger Regulation, the Canadian Investment Regulations or other antitrust, competition or premerger notification, trade regulation law, regulation or order.

          "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act.

          "BENEFIT PLAN" means any employee benefit plan, program, policy, practice, agreement, contract or other arrangement, whether or not written, including any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract, or other arrangement.

          "BOOK ENTRY SHARES" shall have the meaning set forth in Section
3.5(a).

          "BURLINGTON" shall have the meaning set forth in the preamble.

          "BURLINGTON BENEFIT PLAN" means a Benefit Plan providing benefits to any current or former employee, officer or director of Burlington or any of its affiliates or any beneficiary or dependent thereof that is sponsored or maintained by Burlington or any of its affiliates or to which Burlington or any of its affiliates is party, contributes, or is obligated to contribute.

          "BURLINGTON CAPITAL BUDGETS" shall have the meaning set forth in
Section 5.1(a)(ii).

          "BURLINGTON CAPITAL STOCK" means the Burlington Common Stock together with the Burlington Preferred Stock.

          "BURLINGTON COMMON STOCK" means common stock, par value $0.01 per share, of Burlington. References to "Burlington Common Stock" shall, where appropriate, be deemed to include the Burlington Rights attached thereto or associated therewith.

          "BURLINGTON CONTRACT" shall have the meaning set forth in Section 4.1(m)(i).

          "BURLINGTON DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Burlington to ConocoPhillips concurrently herewith.

          "BURLINGTON EMPLOYEES" shall have the meaning set forth in Section 6.8(b).

          "BURLINGTON NECESSARY CONSENTS" shall have the meaning set forth in
Section 4.1(d).

          "BURLINGTON PREFERRED STOCK" means preferred stock, par value $0.01 per share, of Burlington.

          "BURLINGTON RECOMMENDATION" shall have the meaning set forth in
Section 6.1(b).

          "BURLINGTON RIGHTS" shall mean the rights to purchase Series A junior participating preferred stock of Burlington in connection with the Burlington Rights Agreement.

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          "BURLINGTON RIGHTS AGREEMENT" shall mean the Shareholder Rights
Agreement dated as of December 16, 1998, between Burlington and EquiServe Trust Company, N.A, as rights agent.

          "BURLINGTON SEC DOCUMENTS" shall have the meaning set forth in Section 4.1(e)(i).

          "BURLINGTON SEPTEMBER 10-Q" means Burlington's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC.

          "BURLINGTON STOCK OPTION" shall have the meaning set forth in Section 3.3(a).

          "BURLINGTON STOCK PLANS" shall mean the Burlington Resources Inc. 1992 Stock Option Plan for Non-employee Directors, the Burlington Resources Inc. 2000 Stock Option Plan for Non-employee Directors, the Burlington Resources Inc., 1993 Stock Incentive Plan, the Burlington Resources Inc., 1997 Employee Stock Incentive Plan, and the Burlington Resources Inc., 2002 Stock Incentive Plan.

          "BURLINGTON STOCK UNIT" means any compensatory right measured by the value of a number of shares of Burlington Common Stock, other than (i) the Burlington Stock Options, (ii) restricted Burlington Common Stock or (iii) performance units granted under Burlington's 2005 Performance Share Unit Plan.

          "BURLINGTON STOCKHOLDER APPROVAL" shall have the meaning set forth in
Section 4.1(c)(i).

          "BURLINGTON STOCKHOLDERS MEETING" shall have the meaning set forth in
Section 4.1(c)(i).

          "BURLINGTON 2004 10-K" means Burlington's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

          "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

          "CANADIAN INVESTMENT REGULATIONS" means the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada).

          "CANCELLED SHARES" shall have the meaning set forth in Section 3.1(d).

          "CERTIFICATE" shall have the meaning set forth in Section 3.1(b).

          "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
2.2.

          "CHANGE IN THE BURLINGTON RECOMMENDATION" shall have the meaning set forth in Section 6.1(b).

          "CLOSING" shall have the meaning set forth in Section 2.4.

          "CLOSING DATE" shall have the meaning set forth in Section 2.4.

          "CODE" shall have the meaning set forth in the recitals.

          "COMMON SHARES TRUST" shall have the meaning set forth in Section 3.6(b).

          "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
Section 6.3.

          "CONOCOPHILLIPS" shall have the meaning set forth in the preamble.

          "CONOCOPHILLIPS BENEFIT PLAN" means a Benefit Plan providing benefits to any current or former employee, officer or director of ConocoPhillips or any of its affiliates or any beneficiary or dependent thereof that is sponsored or maintained by ConocoPhillips or any of its affiliates or to which ConocoPhillips or any of its affiliates is party, contributes, or is obligated to contribute.

          "CONOCOPHILLIPS CAPITAL STOCK" means the ConocoPhillips Common Stock together with the ConocoPhillips Preferred Stock.

          "CONOCOPHILLIPS COMMON STOCK" means common stock, par value $0.01 per share, of ConocoPhillips. References to "ConocoPhillips Common Stock" shall, where appropriate, be deemed to include the ConocoPhillips Rights attached thereto.

          "CONOCOPHILLIPS CONTRACT" shall have the meaning set forth in Section 4.2(l)(i).

          "CONOCOPHILLIPS DISCLOSURE SCHEDULE" means the disclosure schedule delivered by ConocoPhillips to Burlington concurrently herewith.

          "CONOCOPHILLIPS NECESSARY CONSENTS" shall have the meaning set forth in Section 4.2(d).

          "CONOCOPHILLIPS PREFERRED STOCK" means preferred stock, par value $0.01 per share, of ConocoPhillips.

          "CONOCOPHILLIPS RIGHTS" shall mean the rights to purchase Series A junior participating preferred stock of ConocoPhillips in connection with the ConocoPhillips Rights Agreement.

          "CONOCOPHILLIPS RIGHTS AGREEMENT" shall mean the Rights Agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent.

          "CONOCOPHILLIPS SEC DOCUMENTS" shall have the meaning set forth in
Section 4.2(e)(i).

          "CONOCOPHILLIPS SEPTEMBER 10-Q" means ConocoPhillips' Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC.

          "CONOCOPHILLIPS STOCK PLANS" shall have the meaning set forth in
Section 4.2(b).

          "CONOCOPHILLIPS 2004 10-K" means ConocoPhillips' Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

          "CONTROLLED GROUP LIABILITY" means any and all liabilities (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) for violation of the continuation coverage requirements of
Section 601 ET SEQ. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 ET SEQ. of the Code and Sections 701 ET SEQ. of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations.

          "CONVERTED CONOCOPHILLIPS OPTION" shall have the meaning set forth in
Section 3.3(a).

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DISSENTING SHARES" shall have the meaning set forth in Section 3.2.

          "DOJ" means the Antitrust Division of the U.S. Department of Justice.

          "EC MERGER REGULATION" shall have the meaning set forth in Section 4.1(d).

          "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2.

          "ENVIRONMENTAL CLAIMS" means, in respect of any person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Entity, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

          "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

          "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "EXCESS SHARES" shall have the meaning set forth in Section 3.6(a).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 3.5(a).

          "EXCHANGE FUND" shall have the meaning set forth in Section 3.5(a).

          "EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(a).

          "EXPENSES" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby and thereby.

          "FOREIGN BURLINGTON PLANS" means each Burlington Benefit Plan maintained outside the United States primarily for the benefit of employees of Burlington and its Subsidiaries working outside of the United States.

          "FOREIGN CONOCOPHILLIPS PLANS" means each ConocoPhillips Benefit Plan maintained outside the United States primarily for the benefit of employees of ConocoPhillips and its subsidiaries working outside of the United States.

          "FORM S-4" shall have the meaning set forth in Section 4.1(d).

          "FTC" means the U.S. Federal Trade Commission.

          "GAAP" means U.S. generally accepted accounting principles.

          "GOVERNMENTAL ENTITY" means any supranational, national, state, municipal or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

          "HAZARDOUS MATERIALS" means any petroleum or petroleum products, radioactive materials or wastes, asbestos, polychlorinated biphenyls and any chemical, material, substance or waste, in each case that is prohibited, limited or regulated pursuant to any Environmental Law.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE" or "KNOWN" means, with respect to any entity, the actual knowledge of such entity's executive officers (as defined in the Exchange Act).

          "LIENS" means liens, pledges, charges, encumbrances and security interests of any kind.

          "MATERIAL ADVERSE EFFECT" means, with respect to any entity, a material adverse effect on (a) the business, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or
(b) the ability of such entity to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect attributable to (i) general regulatory or economic conditions (including prevailing interest rate and stock market levels) in the United States or the other countries in which such entity operates, (ii) changes in, or events or conditions generally affecting the industries in which such entity operates (including changes to commodity prices) or (iii) other than with respect to Sections 4.1(c)(ii), 4.1(d), 4.2(c)(ii) and 4.2(d), the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement (the exclusions set forth in (i)-(iii), the "MAE EXCLUSIONS"). Any party seeking to claim that a Material Adverse Effect has occurred with respect to the other party shall have the burden of proof to establish that any adverse effect is attributable to conditions, changes or events other than the MAE Exclusions.

          "MERGER" shall have the meaning set forth in the recitals.

          "MERGER CONSIDERATION" shall have the meaning set forth in Section 3.1(a).

          "MERGER SUB" shall have the meaning set forth in the preamble.

          "NEW PLANS" shall have the meaning set forth in Section 6.8(c).

          "NYSE" means the New York Stock Exchange, Inc.

          "OLD PLANS" shall have the meaning set forth in Section 6.8(c).

          "OTHER PARTY" means, with respect to ConocoPhillips, Burlington, and with respect to Burlington, ConocoPhillips.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PER SHARE CASH AMOUNT" shall have the meaning set forth in Section 3.1(a).

          "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          "PROXY STATEMENT/PROSPECTUS" shall have the meaning set forth in
Section 4.1(d).

          "QUALIFYING AMENDMENT" means an amendment or supplement to the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Burlington Recommendation, (ii) a statement of the reasons of the Board of Directors of Burlington for making such Change in the Burlington Recommendation and (iii) additional information reasonably related to the foregoing.

          "REGULATORY LAW" means the Antitrust Laws, and all other U.S. federal and state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "RELEASE" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

          "REQUIRED APPROVALS" shall have the meaning set forth in Section
6.4(a).

          "SARBANES-OXLEY ACT" shall have the meaning set forth in Section 4.1(e)(iv).

          "SEC" means the U.S. Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SIGNIFICANT SUBSIDIARY" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "STOCK AWARD EXCHANGE RATIO" shall have the meaning set forth in
Section 3.3(a).

          "SUBSIDIARY" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "SUPERIOR PROPOSAL" means, with respect to Burlington a bona fide written proposal made by a Person other than a party hereto that is (a) for an Acquisition Proposal (except that references in the definition of "Acquisition Proposal" to "20%" shall be "50%") involving Burlington and (b) is on terms which its Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, legal, financial, regulatory and other aspects of the proposal, including any conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by ConocoPhillips pursuant to Sections 6.5(b) and 6.5(c), and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Burlington and its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms so proposed.

          "SURVIVING CORPORATION" shall have the meaning set forth in Section
2.1.

          "TAX RETURN" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          "TAXES" means any and all U.S. federal, state or local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, AD VALOREM or value added.

          "TERMINATION DATE" shall have the meaning set forth in Section 8.1(b).

          "TERMINATION FEE" means $1 billion.

          "U.S. BURLINGTON BENEFIT PLAN" means each Burlington Benefit Plan that is not a Foreign Burlington Benefit Plan.

          "U.S. CONOCOPHILLIPS BENEFIT PLAN" means each ConocoPhillips Benefit Plan that is not a Foreign ConocoPhillips Benefit Plan.

          "VOTING DEBT" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

                                   ARTICLE II

                                   THE MERGER

          2.1 THE MERGER. Upon the terms and subject to the conditions herein, at the Effective Time, Burlington shall be merged with and into Merger Sub, with Merger Sub as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), and the separate existence of Burlington shall thereupon cease. As a result of and immediately after the Merger, Merger Sub will remain a wholly owned subsidiary of ConocoPhillips.

          2.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective as set forth in the certificate of merger duly filed with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), which filing shall be made as soon as practicable on the Closing Date. As used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. The Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL, and as mutually agreed by ConocoPhillips and Burlington.

          2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Merger Sub and Burlington shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Burlington shall become the debts, liabilities and duties of the Surviving Corporation.

          2.4 CLOSING. Upon the terms and subject to the conditions set forth in
Article VII and the termination rights set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 A.M. on the first Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "CLOSING DATE").

          2.5 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; PROVIDED, HOWEVER, that the certificate of incorporation of the Surviving Corporation may be amended in the Merger to provide that the Surviving Corporation shall have a name after the Merger other than Cello Acquisition Corp., such name as determined by ConocoPhillips.

          2.6 BY-LAWS. At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          2.7 DIRECTORS AND OFFICERS. The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. The officers of Merger Sub shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

          2.8 ACTIONS OF CONOCOPHILLIPS AS SOLE STOCKHOLDER OF MERGER SUB. ConocoPhillips, as the holder of all the capital stock of Merger Sub, will, immediately upon execution of this Agreement, approve this Agreement and the transactions contemplated hereby and shall, as the sole stockholder of Merger Sub, adopt this Agreement. ConocoPhillips shall take all actions necessary to cause Merger Sub to take any actions necessary in order to consummate the Merger and the other transactions contemplated hereby to the extent required hereunder.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

          3.1 EFFECT ON CAPITAL STOCK. (a) At the Effective Time, subject to the other provisions of Article 3, each share of Burlington Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Burlington Common Stock owned by ConocoPhillips, Merger Sub or Burlington and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the "MERGER CONSIDERATION"):

          Each share of Burlington Common Stock shall be converted into the right to receive the combination of (x) $46.50 in cash (the "PER SHARE CASH AMOUNT") and (y) 0.7214 of a share of validly issued, fully paid and non-assessable shares of ConocoPhillips Common Stock (the "EXCHANGE RATIO"), subject to adjustment in accordance with Section 3.1(c).

          (b) From and after the Effective Time, all of the shares of Burlington Common Stock converted into the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a "CERTIFICATE") previously representing any such shares of Burlington Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 3.5(f), and (iii) any cash to be paid in lieu of any fractional share of ConocoPhillips Common Stock in accordance with Section 3.6.

          (c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of ConocoPhillips or Burlington shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Per Share Cash Amount, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Burlington Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d) At the Effective Time, all shares of Burlington Common Stock that are owned by ConocoPhillips, Merger Sub or Burlington (the "CANCELLED SHARES") shall be cancelled and retired and shall cease to exist and no stock of ConocoPhillips, cash or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, this Section 3.1(d) shall not apply to shares of Burlington Common Stock held in trust or otherwise set aside from shares held in Burlington's treasury pursuant to a Burlington Benefit Plan other than a Burlington Stock Plan.

          (e) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          3.2 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Burlington Common Stock as to which the holder thereof has neither voted in favor of the Merger nor consented thereto in writing and who shall have delivered a written demand for appraisal of such shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (each, a "DISSENTING SHARE"), if any, such share will not be converted into, or represent the right to receive, the Merger Consideration. Such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares held by them to the extent permitted by and in accordance with the provisions of section 262 of the DGCL; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his shares of Burlington Common Stock under section 262 of DGCL,
(ii) if any holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in section 262 of the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Burlington Common Stock and such Burlington Common Stock shall thereupon cease to constitute Dissenting Shares. Burlington shall give ConocoPhillips prompt notice of any demands received by Burlington for appraisal of shares of Burlington Common Stock, and ConocoPhillips shall have the right to participate in all negotiations and proceedings with respect to such demands. Burlington shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of ConocoPhillips.

          3.3 STOCK OPTIONS AND EQUITY AWARDS. (a) The Board of Directors of Burlington shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase shares of Burlington Common Stock (a "BURLINGTON STOCK OPTION") granted under the Burlington Stock Plans, whether or not vested, shall cease to represent a right to acquire shares of Burlington Common Stock and shall thereafter constitute a fully vested option (a "CONVERTED CONOCOPHILLIPS OPTION") to acquire (on the same terms and conditions as were applicable to such Burlington Stock Option pursuant to the relevant Burlington Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of shares of ConocoPhillips Common Stock determined by multiplying (A) the number of shares of Burlington Common Stock subject to such Burlington Stock Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price or base price per share of ConocoPhillips Common Stock subject to any such Converted ConocoPhillips Option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price or base price per share of Burlington Common Stock subject to such Burlington Stock Option immediately prior to the Effective Time divided by (B) the Stock Award Exchange Ratio. Notwithstanding the foregoing, any Burlington Stock Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Prior to the Effective Time, Burlington shall make any amendments to the terms of the Burlington Stock Plans as are necessary to give effect to the transactions contemplated by this Section 3.3(a). For purposes of this Section 3.3(a), the "STOCK AWARD EXCHANGE RATIO" shall mean the sum of (i) the Exchange Ratio plus
(ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price per share of the ConocoPhillips Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

          (b) At the Effective Time each outstanding restricted share of Burlington Common Stock granted pursuant to a Burlington Stock Plan shall vest. Following the Effective Time, no holder of a Burlington incentive award or other compensatory award shall have any right to receive shares of Burlington Common Stock in respect of such award.

          (c) At the Effective Time, each Burlington Stock Unit shall cease to be measured by the value of a number of shares of Burlington Common Stock and shall instead be measured by the value of a number of shares of ConocoPhillips Common Stock determined by multiplying (x) the number of shares of Burlington Common Stock by which such Burlington Stock Unit is measured immediately prior to the Effective Time by (y) the Stock Award Exchange Ratio.

          (d) Prior to the Effective Time, Burlington (or its Board of Directors or the appropriate committee thereof) shall take all corporate action necessary for the adjustment of Burlington Stock Options and Burlington Stock Units contemplated by this Section 3.3. ConocoPhillips shall take all corporate action necessary to assume as of the Effective Time Burlington's obligations with respect to the Converted ConocoPhillips Options and to reserve for issuance a sufficient number of shares of ConocoPhillips Common Stock for delivery upon the exercise of the Converted ConocoPhillips Option pursuant to the terms set forth in this Section 3.3. Not later than two Business Days after the Effective Time, ConocoPhillips shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the ConocoPhillips Common Stock to be issued upon the exercise of the Converted ConocoPhillips Options, shall deliver an applicable prospectus relating to such registration statement and shall maintain the effectiveness of such registration statement and prospectus for so long as such options remain outstanding.

          3.4 SHARES HELD BY BURLINGTON AFFILIATES. Anything to the contrary herein notwithstanding, no shares of ConocoPhillips Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any "affiliate" of Burlington (identified pursuant to Section 6.12) until such Person shall have delivered to ConocoPhillips duly executed letters as contemplated by Section 6.12. Such Persons shall be subject to the restrictions described in such letters.

          3.5 SURRENDER AND PAYMENT. (a) Prior to the Effective Time, ConocoPhillips shall appoint Mellon Investor Services LLC or such other exchange agent reasonably acceptable to Burlington (the "EXCHANGE AGENT") for the purpose of exchanging Certificates representing shares of Burlington Common Stock and non-certificated shares represented by book entry ("BOOK-ENTRY SHARES") for the Merger Consideration. At or prior to the Effective Time, ConocoPhillips shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Burlington Common Stock, (a) certificates representing shares of ConocoPhillips Common Stock and (b) cash, to be issued and paid pursuant to
Section 3.1(a) and Section 3.6 in respect of shares of Burlington Common Stock converted pursuant to Section 3.1(a) in exchange for outstanding shares of Burlington Common Stock upon due surrender of Certificates pursuant to this
Article III. Following the Effective Time, ConocoPhillips agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5(f). Any cash and certificates representing ConocoPhillips Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fraction shares to be paid pursuant to Section 3.6) shall hereinafter be referred to as the "EXCHANGE FUND"). Promptly after the Effective Time, ConocoPhillips will send, or will cause the Exchange Agent to send, to each holder of record of shares of Burlington Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Burlington and ConocoPhillips may reasonably agree, for use in effecting delivery of shares of Burlington Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with ConocoPhillips' customary procedures with respect to securities represented by book entry.

          (b) Each holder of shares of Burlington Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive (A) one or more shares of ConocoPhillips Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of ConocoPhillips Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 and (B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 3.1 and this Article 3, including cash payable in lieu of fractional shares pursuant to Section 3.6 and dividends and other distributions pursuant to Section 3.5(f). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of Burlington Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or ConocoPhillips, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

          (e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Burlington Common Stock one year after the Effective Time shall be returned to ConocoPhillips, upon demand, and any such holder who has not exchanged his shares of Burlington Common Stock for the Merger Consideration in accordance with this Section 3.5 prior to that time shall thereafter look only to ConocoPhillips for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, none of Burlington, ConocoPhillips or the Exchange Agent shall be liable to any holder of shares for any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property laws.

          (f) No dividends or other distributions with respect to shares of ConocoPhillips Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 3.5. Following such surrender, there shall be paid, without interest, to the record holder of the shares of ConocoPhillips Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of ConocoPhillips Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of ConocoPhillips Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of ConocoPhillips Common Stock, all shares of ConocoPhillips Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (g) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.5 to pay for shares of Burlington Common Stock for which appraisal rights shall have been perfected shall be returned to ConocoPhillips, upon demand.

          3.6 FRACTIONAL SHARES. (a) No fractional shares of ConocoPhillips Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Burlington Common Stock otherwise entitled to a fractional share of ConocoPhillips Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.6, a cash payment in lieu of such fractional share of ConocoPhillips Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of ConocoPhillips Common Stock equal to the excess of (x) the aggregate number of shares of ConocoPhillips Common Stock to be delivered to the Exchange Agent by ConocoPhillips pursuant to
Section 3.5(a) over (y) the aggregate number of whole shares of ConocoPhillips Common Stock to be distributed to the holders of Certificates pursuant to
Section 3.5(b) (such excess being herein called the "EXCESS SHARES"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to ConocoPhillips that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing shares of Burlington Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

          (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Burlington Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Burlington Common Stock (the "COMMON SHARES TRUST"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Burlington Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Burlington Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Burlington Common Stock would otherwise be entitled.

          (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Burlington Common Stock in lieu of any fractional shares of ConocoPhillips Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Burlington Common Stock without interest, subject to and in accordance with Section 3.5.

          3.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ConocoPhillips or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Burlington Common Stock represented by such Certificate as contemplated by this Article 3.

          3.8 WITHHOLDING RIGHTS. Each of the Surviving Corporation and ConocoPhillips shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or ConocoPhillips, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Burlington Common Stock or other Person in respect of which such deduction and withholding was made by the Surviving Corporation or ConocoPhillips, as the case may be.

          3.9 NO FURTHER OWNERSHIP RIGHTS IN BURLINGTON COMMON STOCK. All shares of ConocoPhillips Common Stock issued and cash paid upon conversion of shares of Burlington Common Stock in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.5 or 3.6) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Burlington Common Stock.

          3.10 INVESTMENT OF CASH BY THE EXCHANGE AGENT. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ConocoPhillips on a daily basis; PROVIDED that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Burlington stockholders pursuant to the other provisions of this Article 3. Any interest and other income resulting from such investments shall promptly be paid to ConocoPhillips.

          3.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Burlington, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Burlington, any other actions and things necessary to vest, perfect or confirm of record or otherwise in ConocoPhillips or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          4.1 REPRESENTATIONS AND WARRANTIES OF BURLINGTON. Except as disclosed in the Burlington Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or in the Burlington SEC Documents filed with the SEC prior to the date of this Agreement, Burlington hereby represents and warrants to ConocoPhillips as follows:

          (a) CORPORATE ORGANIZATION. (i) Burlington is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Burlington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Burlington. True and complete copies of the Certificate of Incorporation and By-Laws of Burlington, as in effect as of the date of this Agreement, have previously been made available by Burlington to ConocoPhillips.

               (ii) Each Subsidiary of Burlington (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect on Burlington.

          (b) CAPITALIZATION. (i) The authorized capital stock of Burlington consists of (A) 650,000,000 shares of Burlington Common Stock, of which, as of November 30, 2005, 375,360,604 shares were issued and outstanding and 107,016,266 shares were held in treasury and (B) 75,000,000 shares of Burlington Preferred Stock, of which no shares are issued and outstanding. From November 30, 2005 to the date of this Agreement, no shares of Burlington Capital Stock have been issued except pursuant to the Burlington Stock Plans. All issued and outstanding shares of Burlington Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of Burlington Stock Options and other stock awards issued pursuant to Burlington Stock Plans and pursuant to the Burlington Rights, Burlington does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Burlington Capital Stock or any other equity securities of Burlington or any securities of Burlington representing the right to purchase or otherwise receive any shares of Burlington Capital Stock. As of November 30, 2005, no shares of Burlington Capital Stock were reserved for issuance, except for 17,381,746 shares of Burlington Common Stock reserved for issuance upon the exercise of stock options pursuant to the Burlington Stock Plans. Burlington has no Voting Debt issued or outstanding. As of November 30, 2005, 4,420,066 shares of Burlington Common Stock are subject to Burlington Stock Options and 1,396,830 shares of Burlington Common Stock are restricted shares of Burlington Common Stock. Other than such Burlington Stock Options and restricted shares, as of November 30, 2005, no shares of Burlington Common Stock are issuable in connection with outstanding awards under the Burlington Stock Plans or other compensatory arrangements (other than plans intended to be "qualified plans" within the meaning of Section 401(a) of the
Code). Since November 30, 2005, except as permitted by this Agreement, (i) no Burlington Common Stock has been issued except in connection with the exercise of issued and outstanding Burlington Stock Options and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of, shares of Burlington Common Stock have been issued, granted or made.

               (ii) Except for immaterial amounts of directors' qualifying shares in foreign Subsidiaries of Burlington, as of the date hereof Burlington owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary of Burlington, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Significant Subsidiary of Burlington has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary. No Subsidiary of Burlington owns any shares of Burlington Capital Stock (or any options or other interests convertible into or measured by reference to the value of Burlington Capital Stock).

          (c) AUTHORITY; NO VIOLATION. (i) Burlington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Burlington. The Board of Directors of Burlington has directed that this Agreement be submitted to Burlington stockholders at a meeting of Burlington stockholders for the purpose of adopting this Agreement (the "BURLINGTON STOCKHOLDERS MEETING"), and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Burlington Common Stock (the "BURLINGTON STOCKHOLDER APPROVAL"), no other corporate proceedings on the part of Burlington are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Burlington and (assuming due authorization, execution and delivery by ConocoPhillips and Merger Sub) constitutes a valid and binding obligation of Burlington, enforceable against Burlington in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

               (ii) Neither the execution and delivery of this Agreement by Burlington, nor the consummation by Burlington of the transactions contemplated hereby, nor compliance by Burlington with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or By-Laws of Burlington, or (B) assuming that the consents and approvals referred to in
Section 4.1(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Burlington or any of its Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Burlington or any of its Subsidiaries under, any of the terms, conditions or provisions of any Burlington Contract, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, either individually or in the aggregate, would not have a Material Adverse Effect on Burlington or the Surviving Corporation.

          (d) CONSENTS AND APPROVALS. Except for (i) compliance with any applicable requirements under the HSR Act, (ii) compliance with any applicable requirements under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the "EC MERGER REGULATION"), (iii) compliance with any applicable requirements under the Canadian Investment Regulations, (iv) compliance with any applicable requirements under any other Regulatory Law, (v) the filing with the SEC of a proxy statement/prospectus relating to the matters to be submitted to Burlington stockholders at the Burlington Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT/PROSPECTUS") and a registration statement on Form S-4 with respect to the issuance of ConocoPhillips Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "FORM S-4"), (vi) the filing of the Certificate of Merger pursuant to the DGCL, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of ConocoPhillips Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to clauses (ii) through (viii) above, "BURLINGTON NECESSARY CONSENTS") and (ix) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Burlington of this Agreement and (B) the consummation by Burlington of the transactions contemplated by this Agreement.

          (e) FINANCIAL REPORTS AND SEC DOCUMENTS.

               (i) The Burlington 2004 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Burlington or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the "BURLINGTON SEC DOCUMENTS"), (x) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (y) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement),
(A) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (B) each of the balance sheets contained in or incorporated by reference into any such Burlington SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Burlington SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

               (ii) Except as set forth in Section 4.1(e)(ii) of the Burlington Disclosure Schedule, the records, systems, controls, data and information of Burlington and its respective Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Burlington or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Burlington and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management's authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Burlington and its Subsidiaries and to maintain accountability for the assets of Burlington and its Subsidiaries;
(3) access to such assets is permitted only in accordance with management's authorization; and (4) the reporting of such assets is compared with existing assets at regular intervals. Each of Burlington and its Subsidiaries (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Burlington SEC Documents, and (2) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

               (iii) Since December 31, 2004, through the date hereof, to the knowledge of Burlington, (x) neither Burlington nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Burlington or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Burlington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Burlington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Burlington or any of its Subsidiaries, whether or not employed by Burlington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Burlington or any of its officers, directors, employees or agents to the Burlington Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Burlington.

               (iv) Burlington is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT") that are applicable to Burlington.

          (f) ABSENCE OF UNDISCLOSED LIABILITIES. Neither Burlington nor any of its Subsidiaries had at September 30, 2005, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements in the Burlington September 10-Q or reflected in the notes thereto or (B) were incurred in the ordinary course of business, (ii) liabilities, obligations or contingencies that (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of Burlington and its Subsidiaries prepared in accordance with GAAP consistently applied.

          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2005, Burlington has conducted its business only in the ordinary course, and since such date there has not been:

               (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Burlington;

               (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Burlington Capital Stock or any repurchase for value by Burlington of any Burlington Capital Stock;

               (iii) prior to the date of this Agreement, any split, combination or reclassification of any Burlington Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Burlington Capital Stock;

               (iv) prior to the date of this Agreement, (A) any granting by Burlington to any director or executive officer of Burlington of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Burlington SEC Documents, (B) any granting by Burlington to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements included in the Burlington SEC Documents, or (C) any entry by Burlington into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer; or

               (v) prior to the date of this Agreement, any change in financial accounting methods, principles or practices by Burlington or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of Burlington, except insofar as may have been required by a change in GAAP.

          (h) LEGAL PROCEEDINGS. There is no suit, action or proceeding or investigation pending or, to the knowledge of Burlington, threatened, against or affecting Burlington or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Burlington or its Subsidiaries having, or which would reasonably be expected to have, any such effect.

          (i) COMPLIANCE WITH APPLICABLE LAW. Burlington and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Burlington or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington.

          (j) ENVIRONMENTAL LIABILITY. Except for matters that individually or in the aggregate, would not have a Material Adverse Effect on Burlington, (i) Burlington and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against Burlington or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the knowledge of Burlington, threatened against Burlington or any of its Subsidiaries; (iv) none of Burlington and its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law; and (v) none of Burlington and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against Burlington or any of its Subsidiaries.

          (k) EMPLOYEE BENEFIT PLANS; LABOR MATTERS. (i) With respect to each material U.S. Burlington Benefit Plan, Burlington has made available (or, if it has not made available, will promptly after the date hereof make available) to ConocoPhillips a correct and complete copy of each writing constituting such U.S. Burlington Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to each U.S. Burlington Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of Burlington, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.

               (ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, (A) each of the U.S. Burlington Benefit Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the knowledge of Burlington, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Burlington, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the U.S. Burlington Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Burlington Benefit Plans or the assets of any of the trusts under any of the U.S. Burlington Benefit Plans that could reasonably be expected to result in any material liability of Burlington or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any U.S. Burlington Benefit Plan, any participant in a U.S. Burlington Benefit Plan, or any other party.

               (iii) There do not now exist, and to the knowledge of Burlington, there are no existing circumstances that could reasonably be expected to result in, any liabilities under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than for payments of premium contributions in the ordinary course to the PBGC) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Burlington. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, to the knowledge of Burlington, Burlington and each of its

Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

               (iv) As of the date of this Agreement, neither Burlington nor any of its Subsidiaries is a party to any material collective bargaining or other labor union contract applicable to individuals employed by Burlington or any of its Subsidiaries, and no such collective bargaining agreement or other labor union contract is being negotiated by Burlington or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, (A) there is no labor dispute, strike, slowdown or work stoppage against Burlington or any of its Subsidiaries pending or, to the knowledge of Burlington, threatened against Burlington or any of its Subsidiaries and (B) no unfair labor practice or labor charge or complaint is pending, or to the knowledge of Burlington, threatened with respect to Burlington or any of its Subsidiaries.

               (v) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, Section 4.1(k)(v) of the Burlington Disclosure Schedule sets forth an accurate and complete list of each U.S. Burlington Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Burlington or any of its Subsidiaries, or could limit the right of Burlington or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any U.S. Burlington Benefit Plan or related trust or any material employment agreement or related trust. Except as set forth on Section 4.1(k)(v) of the Burlington Disclosure Schedule, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, no amount paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

               (vi) All Foreign Burlington Benefit Plans comply with applicable local law except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Burlington and its subsidiaries have no unfunded liabilities with respect to any such Foreign Burlington Benefit Plan that are not set forth in the consolidate balance sheets included or incorporated by reference into the company reports filed prior to the date hereof, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the date of this Agreement, there is no pending or, to the knowledge of Burlington, threatened material litigation relating to the Foreign Burlington Benefit Plans, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (l) TAXES. (i) Each of Burlington and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Burlington and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. There are no pending or, to the knowledge of Burlington, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Burlington or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. There are no Liens for Taxes upon the assets of Burlington or any of its Subsidiaries, other than Liens for current Taxes not yet due and Liens for Taxes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Neither Burlington nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Neither Burlington nor any of its Subsidiaries has any liability for Taxes of any Person (other than Burlington and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Neither Burlington nor any of its Subsidiaries is a party to any Tax sharing agreement (with any Person other than Burlington and/or any of its Subsidiaries), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington.

               (ii) Neither Burlington nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (other than a distribution of a Burlington Subsidiary by a Burlington Subsidiary to Burlington or another Burlington Subsidiary) (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

          (m) CONTRACTS.

               (i) As of the date of this Agreement, neither Burlington nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Burlington SEC Documents, or (B) which materially restricts the conduct of any line of business by Burlington. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section

4.1(m), whether or not set forth in the Burlington Disclosure Schedule or in the Burlington SEC Documents, is referred to herein as a "BURLINGTON CONTRACT" (for purposes of clarification, each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Burlington Contract).

               (ii) (A) Each Burlington Contract is valid and binding on Burlington and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) Burlington and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Burlington Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Burlington, and (C) neither Burlington nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Burlington or any of its Subsidiaries under any such Burlington Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Burlington.

          (n) REORGANIZATION UNDER THE CODE. As of the date of this Agreement, neither Burlington nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 7.2(c) and 7.3(c) of this Agreement.

          (o) FORM S-4; PROXY STATEMENT/PROSPECTUS. None of the information to be supplied by Burlington or its Subsidiaries in the Form S-4 or the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Burlington Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Burlington with respect to information supplied by ConocoPhillips for inclusion therein.

          (p) STATE TAKEOVER LAWS; RIGHTS PLAN. The Board of Directors of Burlington has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby. Burlington has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any Burlington Rights under the Burlington Rights Agreement or enable or require the Burlington Rights to separate from the shares of Burlington Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Burlington Rights Agreement) has occurred.

          (q) OPINION OF FINANCIAL ADVISORS. Burlington has received the opinions of Morgan Stanley & Co. Incorporated and J.P. Morgan Chase & Co., dated the date hereof, to the effect that the Merger Consideration to be received by holders of Burlington Common Stock in the Merger is fair to such stockholders from a financial point of view.

          (r) BOARD APPROVAL. The Board of Directors of Burlington, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Burlington stockholders, (ii) approved this Agreement and (iii) recommended that this Agreement be adopted by the holders of Burlington Common Stock.

          (s) BROKERS' FEES. Neither Burlington nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers' fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Morgan Stanley & Co. Incorporated and J.P. Morgan Chase & Co.

          (t) OWNERSHIP OF CONOCOPHILLIPS CAPITAL STOCK. As of the date of this Agreement, Burlington does not beneficially own any shares of ConocoPhillips Capital Stock.

          4.2 REPRESENTATIONS AND WARRANTIES OF CONOCOPHILLIPS. Except as disclosed in the ConocoPhillips Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or in the ConocoPhillips SEC Documents filed with the SEC prior to the date of this Agreement, ConocoPhillips hereby represents and warrants to Burlington as follows:

          (a) CORPORATE ORGANIZATION. (i) ConocoPhillips is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ConocoPhillips has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on ConocoPhillips. True and complete copies of the Restated Certificate of Incorporation and the By-Laws of ConocoPhillips, as in effect as of the date of this Agreement, have previously been made available by ConocoPhillips to Burlington.

               (ii) Each Subsidiary of ConocoPhillips (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect on ConocoPhillips.

               (iii) Merger Sub was formed by ConocoPhillips solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

          (b) CAPITALIZATION. (i) The authorized capital stock of ConocoPhillips consists of (A) 2,500,000,000 shares of ConocoPhillips Common Stock, of which, as of December 8, 2005, 1,423,689,904 shares were issued and outstanding and 32,080,000 shares were held in treasury and (B) 500,000,000 shares of ConocoPhillips Preferred Stock, of which no shares are issued and outstanding. From December 8, 2005 to the date of this Agreement, no shares of ConocoPhillips Capital Stock have been issued except pursuant to the employee and director stock plans of ConocoPhillips (the "CONOCOPHILLIPS STOCK PLANS"). All issued and outstanding shares of ConocoPhillips Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of stock options and other stock awards issued pursuant to ConocoPhillips Stock Plans and pursuant to the ConocoPhillips Rights, ConocoPhillips does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ConocoPhillips Capital Stock or any other equity securities of ConocoPhillips or any securities of ConocoPhillips representing the right to purchase or otherwise receive any shares of ConocoPhillips Capital Stock. As of November 30, 2005, no shares of ConocoPhillips Capital Stock were reserved for issuance, except for 132,170,899 shares of ConocoPhillips Common Stock reserved for issuance upon the exercise of stock options pursuant to the ConocoPhillips Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the ConocoPhillips 2004 10-K and 5,000,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the ConocoPhillips Rights Agreement. ConocoPhillips has no Voting Debt issued or outstanding. As of December 3, 2005, 58,149,541 shares of ConocoPhillips Common Stock are subject to ConocoPhillips Stock Options, and no shares (other than those already included as issued and outstanding as per clause (i)(A) above) of ConocoPhillips Common Stock are subject to ConocoPhillips restricted stock awards. Since December 8, 2005, except as permitted by this Agreement, (i) no ConocoPhillips Common Stock has been issued except in connection with the exercise of issued and outstanding ConocoPhillips Stock Options and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of, shares of ConocoPhillips Common Stock have been issued, granted or made. The shares of ConocoPhillips Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (ii) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by ConocoPhillips free and clear of any Liens.

          (c) AUTHORITY; NO VIOLATION.

               (i) Each of ConocoPhillips and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of ConocoPhillips and Merger Sub. ConocoPhillips, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby. No other corporate proceedings on the part of ConocoPhillips or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of ConocoPhillips and Merger Sub and (assuming due authorization, execution and delivery by Burlington) constitutes a valid and binding obligation of ConocoPhillips and Merger Sub, enforceable against ConocoPhillips and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

               (ii) Neither the execution and delivery of this Agreement by ConocoPhillips and Merger Sub nor the consummation by ConocoPhillips and Merger Sub of the transactions contemplated hereby, nor compliance by ConocoPhillips and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the Restated Certificate of Incorporation or the By-Laws of ConocoPhillips or the Certificate of Incorporation or By-Laws of Merger Sub, or
(B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ConocoPhillips or any of its Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of ConocoPhillips or any of its Subsidiaries under, any of the terms, conditions or provisions of any ConocoPhillips Contract, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, either individually or in the aggregate, would not have a Material Adverse Effect on ConocoPhillips or the Surviving Corporation.

          (d) CONSENTS AND APPROVALS. Except for (i) compliance with any applicable requirements under the HSR Act, (ii) compliance with any applicable requirements under the EC Merger Regulation, (iii) compliance with any applicable requirements under the Canadian Investment Regulations, (iv) compliance with any applicable requirements under any other

Regulatory Law, (v) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4, (vi) the filing of the Certificate of Merger pursuant to the DGCL, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of ConocoPhillips Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to clauses (ii) through
(viii) above, "CONOCOPHILLIPS NECESSARY CONSENTS") and (ix) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by ConocoPhillips of this Agreement and (B) the consummation by ConocoPhillips and Merger Sub of the transactions contemplated by this Agreement.

          (e) FINANCIAL REPORTS AND SEC DOCUMENTS.

               (i) The ConocoPhillips 2004 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by ConocoPhillips or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the "CONOCOPHILLIPS SEC DOCUMENTS"), (x) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (y) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (A) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (B) each of the balance sheets contained in or incorporated by reference into any such ConocoPhillips SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such ConocoPhillips SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

               (ii) Except as set forth in Section 4.1(e)(ii) of the ConocoPhillips Disclosure Schedule, the records, systems, controls, data and information of ConocoPhillips and its respective Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of ConocoPhillips or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. ConocoPhillips and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management's authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of ConocoPhillips and its Subsidiaries and to maintain accountability for the assets of ConocoPhillips and its Subsidiaries; (3) access to such assets is permitted only in accordance with management's authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Each of ConocoPhillips and its Subsidiaries (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the ConocoPhillips SEC Documents, and (2) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

               (iii) Since December 31, 2004, through the date hereof, to the knowledge of ConocoPhillips, (x) neither ConocoPhillips nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of ConocoPhillips or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ConocoPhillips or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ConocoPhillips or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing ConocoPhillips or any of its Subsidiaries, whether or not employed by ConocoPhillips or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by ConocoPhillips or any of its officers, directors, employees or agents to the ConocoPhillips Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of ConocoPhillips.

               (iv) ConocoPhillips is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to ConocoPhillips.

          (f) ABSENCE OF UNDISCLOSED LIABILITIES. Neither ConocoPhillips nor any of its Subsidiaries had at September 30, 2005, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements in the ConocoPhillips September 10-Q or reflected in the notes thereto or (B) were incurred in the ordinary course of business, (ii) liabilities, obligations or contingencies that (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of ConocoPhillips and its Subsidiaries prepared in accordance with GAAP consistently applied.

          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2005, ConocoPhillips has conducted its business only in the ordinary course, and since such date there has not been:

               (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on ConocoPhillips;

               (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any ConocoPhillips Capital Stock or any repurchase for value by ConocoPhillips of any ConocoPhillips Capital Stock (other than 11,990,000 shares of ConocoPhillips Common Stock repurchased by ConocoPhillips during October and November of 2005);

               (iii) prior to the date of this Agreement, any split, combination or reclassification of any ConocoPhillips Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of ConocoPhillips Capital Stock;

               (iv) prior to the date of this Agreement, (A) any granting by ConocoPhillips to any director or executive officer of ConocoPhillips of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the ConocoPhillips SEC Documents, (B) any granting by ConocoPhillips to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements included in the ConocoPhillips SEC Documents, or (C) any entry by ConocoPhillips into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer; or

               (v) prior to the date of this Agreement, any change in financial accounting methods, principles or practices by ConocoPhillips or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of ConocoPhillips, except insofar as may have been required by a change in GAAP.

          (h) LEGAL PROCEEDINGS. There is no suit, action or proceeding or investigation pending or, to the knowledge of ConocoPhillips, threatened, against or affecting ConocoPhillips or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ConocoPhillips or its Subsidiaries having, or which would reasonably be expected to have, any such effect.

          (i) COMPLIANCE WITH APPLICABLE LAW. ConocoPhillips and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to ConocoPhillips or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips.

          (j) ENVIRONMENTAL LIABILITY. Except for matters that individually or in the aggregate, would not have a Material Adverse Effect on ConocoPhillips,
(i) ConocoPhillips and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted;
(ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against ConocoPhillips or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the knowledge of ConocoPhillips, threatened against ConocoPhillips or any of its Subsidiaries; (iv) none of ConocoPhillips and its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law; and (v) none of ConocoPhillips and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against ConocoPhillips or any of its Subsidiaries.

          (k) TAXES. Each of ConocoPhillips and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips. ConocoPhillips and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips.

          (l) CONTRACTS.

               (i) As of the date of this Agreement, neither ConocoPhillips nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the ConocoPhillips SEC Documents, or (B) which materially restricts the ability of ConocoPhillips or the Surviving Corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section 4.2(l), whether or not set forth in the ConocoPhillips Disclosure Schedule or in the Burlington SEC Documents, is referred to herein as a "CONOCOPHILLIPS CONTRACT" (for purposes of clarification, each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a ConocoPhillips Contract).

               (ii) (A) Each ConocoPhillips Contract is valid and binding on ConocoPhillips and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) ConocoPhillips and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ConocoPhillips Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ConocoPhillips, and (C) neither ConocoPhillips nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of ConocoPhillips or any of its Subsidiaries under any such ConocoPhillips Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ConocoPhillips.

          (m) REORGANIZATION UNDER THE CODE. As of the date of this Agreement, neither ConocoPhillips nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede
(i) the Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 7.2(c) and 7.3(c) of this Agreement.

          (n) FORM S-4; PROXY STATEMENT/PROSPECTUS. None of the information to be supplied by ConocoPhillips or its Subsidiaries in the Form S-4 or the Proxy Statement/ Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Burlington Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by ConocoPhillips with respect to information supplied by Burlington for inclusion therein.

          (o) STATE TAKEOVER LAWS; RIGHTS PLAN. The Board of Directors of ConocoPhillips has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby. ConocoPhillips has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any ConocoPhillips Rights under the ConocoPhillips Rights Agreement or enable or require the ConocoPhillips Rights to separate from the shares of ConocoPhillips Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the ConocoPhillips Rights Agreement) has occurred.

          (p) OPINION OF FINANCIAL ADVISORS. ConocoPhillips has received the opinions of Goldman, Sachs & Co. and Citigroup Global Markets Inc., dated the date hereof, to the effect that the Merger Consideration is fair to ConocoPhillips from a financial point of view.

          (q) BOARD APPROVAL. The Board of Directors of ConocoPhillips, at a meeting duly called and held, has by unanimous vote of those directors present
(i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of ConocoPhillips stockholders and (ii) approved this Agreement.

          (r) BROKERS' FEES. Neither ConocoPhillips nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers' fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Goldman, Sachs & Co. and Citigroup Global Markets Inc.

          (s) OWNERSHIP OF BURLINGTON CAPITAL STOCK. As of the date of this Agreement, ConocoPhillips and Merger Sub do not beneficially own any shares of Burlington Capital Stock.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1 COVENANTS OF BURLINGTON. During the period from the date of this Agreement and continuing until the Effective Time, Burlington agrees as to itself and its Subsidiaries that (except (i) as expressly contemplated or permitted by this Agreement or disclosed in the Burlington Disclosure Schedule and (ii) for transactions between and among Burlington and its wholly owned Subsidiaries), without the prior written consent of ConocoPhillips, which shall not be unreasonably withheld or delayed:

          (a) ORDINARY COURSE. (i) Burlington and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

               (ii) Burlington shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business or contemplated by the 2005 and 2006 capital budgets of Burlington and previously disclosed to ConocoPhillips and, with respect to the period commencing January 1, 2007, a capital budget for the first six months of 2007 of $2.5 billion (the "BURLINGTON CAPITAL BUDGETS").

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Burlington shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.10 per share of Burlington Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) the declaration and payment of regular dividends from a Subsidiary of Burlington to Burlington or to another Subsidiary of Burlington in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by Burlington of Burlington Common Stock in connection with the Burlington Benefit Plans in the ordinary course of business.

          (c) ISSUANCE OF SECURITIES. Burlington shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of (x) Burlington Common Stock upon the exercise of Burlington Stock Options existing as of the date hereof or permitted to be granted after the date hereof and in accordance with their terms or (y) restricted Burlington Common Stock permitted to be granted after the date hereof, (ii) issuances, sales or deliveries by a wholly owned Subsidiary of Burlington of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Burlington, (iii) pursuant to acquisitions and investments as disclosed in Section 5.1(e) or 5.1(g) of the Burlington Disclosure Schedule or the financings therefor, (iv) sales or dispositions of capital stock of a Subsidiary of

Burlington in connection with a disposition permitted pursuant to Section 5.1(f) or (v) issuances or deliveries of capital stock of Subsidiaries of Burlington in the ordinary course of business in connection with joint venture agreements existing as of the date hereof.

          (d) GOVERNING DOCUMENTS. Except to the extent required to comply with its obligations hereunder or with applicable law, Burlington shall not amend or propose to so amend its Certificate of Incorporation or By-Laws.

          (e) NO ACQUISITIONS. Other than acquisitions in the ordinary course of business that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement, Burlington shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, PROVIDED, HOWEVER, that any such acquisitions permitted by this Section 5.1(e) shall be made only to the extent contemplated by the Burlington Capital Budgets.

          (f) NO DISPOSITIONS. Other than dispositions referred to in the Burlington SEC Documents filed prior to the date of this Agreement or as contemplated by the Burlington Capital Budgets, Burlington shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Burlington), other than in the ordinary course of business and dispositions in the aggregate amount of up to $50 million per year in fair market value.

          (g) INVESTMENTS; INDEBTEDNESS. Other than as contemplated by the Burlington Capital Budgets, Burlington shall not, and shall not permit any of its Subsidiaries to (i) enter into any material joint venture, partnership or other similar arrangement, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Burlington or a Subsidiary of Burlington to or in Burlington or any Subsidiary of Burlington, (B) in the ordinary course of business (PROVIDED that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) and
(C) any capital contributions to or other obligations in respect of any joint ventures of Burlington or any of its Subsidiaries pursuant to an agreement in existence on or prior to the date of this Agreement, or (iii) except in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Burlington or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than refinancings of pre-existing indebtedness.

          (h) TAX-FREE QUALIFICATION. Burlington shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). Burlington shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Provided the opinion conditions contained in Sections 7.2(c) and 7.3(c) of this Agreement have been satisfied, Burlington shall report the Merger for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

          (i) COMPENSATION. Except as required by applicable law or by the terms of any collective bargaining agreement or other binding agreement currently in effect, Burlington and its Significant Subsidiaries shall not, other than in the ordinary course of business consistent with past practice: (A) enter into, adopt, amend or terminate any Benefit Plan, (B) increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of Burlington and its Subsidiaries (including any such increase pursuant to any bonus, pension, equity compensation, profit sharing or other plan or commitment) or pay any amounts under such arrangements or Benefit Plans (including severance arrangements) not otherwise due, (C) grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director, or consultant of Burlington and its Subsidiaries,
(D) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Burlington and its Subsidiaries or any employees thereof, (E) make contributions to tax-qualified pension plans other than to the extent required by law or modify the actuarial assumptions in effect with respect to any such plan or (F) provide any funding for any rabbi trust or similar arrangement.

          (j) ACCOUNTING METHODS. Except as disclosed in Burlington SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, Burlington shall not change in any material respect its methods of financial accounting in effect at September 30, 2005, except as required by changes in GAAP as concurred in by Burlington's independent public accountants. Burlington shall not make any material Tax election, except for elections in the ordinary course of business.

          (k) NON-COMPETE. Except as contemplated by Section 6.4, Burlington shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits (other than in an insignificant manner) the ability of Burlington or any of its Subsidiaries, or would limit (other than in an insignificant manner) the ability of ConocoPhillips or any Subsidiary of ConocoPhillips after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period, it being understood that any restriction that by its terms does not extend more than six months beyond the Effective Time shall be deemed to be insignificant.

          (l) CERTAIN ACTIONS. Subject to Sections 6.5 and 8.1, Burlington and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

          (m) MATERIAL CONTRACTS. Burlington shall not, and shall not permit any of its Subsidiaries to, (i) modify, amend or terminate any Burlington Contract,
(ii) waive any material rights under any Burlington Contract or (iii) enter into any agreement that would constitute a Burlington Contract if entered into as of the date of this Agreement other than (with respect to clauses (i) and (iii)) in the ordinary course of business consistent with past practice.

          (n) CLAIMS; LITIGATION. Burlington shall not, and shall not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case in an amount in excess of $10 million, PROVIDED that ConocoPhillips will not unreasonably withhold its consent to any such settlement or compromise.

          (o) INTELLECTUAL PROPERTY. Burlington shall not, and shall not permit any of its Subsidiaries to, take any action which would limit in any material respect Burlington's or ConocoPhillips' freedom to license, cross-license or otherwise dispose of any material intellectual property to which Burlington has rights as of the date of this Agreement.

          (p) AGREEMENTS WITH GOVERNMENTAL ENTITIES. Burlington shall not, nor shall it permit its Subsidiaries to, commit any act or omission which constitutes a material breach or default by Burlington or any of its Subsidiaries under any agreement with any Governmental Entity or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound except to the extent required by law.

          (q) EXTRAORDINARY ACTION. Burlington shall not, and shall not permit its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Burlington or any of its Subsidiaries.

          (r) RABBI TRUST FUNDING. Burlington shall, or shall cause its applicable Subsidiaries to, take all actions necessary to ensure that, with respect to any future severance obligations (contingent or otherwise), no "rabbi trust" funding, letter of credit or similar funding arrangement has been, or shall be, required in connection with the execution of this Agreement, the consummation of the transactions contemplated hereby, or any other event or action related to this Agreement, or such transactions, and any Burlington Benefit Plans, trust agreements, or documents (including the Burlington Restated Benefits Protection Trust) that might otherwise have required such funding shall be amended as necessary to ensure that no such requirement shall take effect.

          (s) RELATED ACTIONS. Burlington shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

          5.2 COVENANTS OF CONOCOPHILLIPS. During the period from the date of this Agreement and continuing until the Effective Time, ConocoPhillips agrees as to itself and its Subsidiaries that (except (i) as expressly contemplated or permitted by this Agreement or disclosed in the ConocoPhillips Disclosure Schedule and (ii) for transactions between and among ConocoPhillips and its wholly owned Subsidiaries), without the prior written consent of Burlington, which shall not be unreasonably withheld or delayed:

          (a) ORDINARY COURSE. ConocoPhillips and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. ConocoPhillips shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with past dividend practice and (B) the declaration and payment of regular dividends from a Subsidiary of ConocoPhillips to ConocoPhillips or to another Subsidiary of ConocoPhillips in accordance with past dividend practice or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by ConocoPhillips of ConocoPhillips Common Stock in connection with the ConocoPhillips Benefit Plans in the ordinary course of business or pursuant to an ordinary course stock repurchase plan in the ordinary course.

          (c) NO ACQUISITIONS. Other than acquisitions that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement, ConocoPhillips shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.

          (d) TAX-FREE QUALIFICATION. ConocoPhillips shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). ConocoPhillips shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Provided the opinion conditions contained in Sections 7.2(c) and 7.3(c) of this Agreement have been satisfied, ConocoPhillips shall report the Merger for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

          (e) RELATED ACTIONS. ConocoPhillips shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

          5.3 GOVERNMENTAL FILINGS. ConocoPhillips and Burlington shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) on operational matters. ConocoPhillips and Burlington shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

          5.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Burlington, directly or indirectly, the right to control or direct ConocoPhillips' operations or give ConocoPhillips, directly or indirectly, the right to control or direct Burlington's operations prior to the Effective Time. Prior to the Effective Time, each of ConocoPhillips and Burlington shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

          6.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING. (a) As promptly as reasonably practicable following the date hereof, ConocoPhillips and Burlington shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and ConocoPhillips and Burlington shall prepare, and ConocoPhillips shall file with the SEC, the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as ConocoPhillips' prospectus. Each of ConocoPhillips and Burlington shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. ConocoPhillips and Burlington shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. ConocoPhillips and Burlington shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each will provide each other parties with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy

Statement/Prospectus or the Form S-4 shall be made without the approval of both ConocoPhillips and Burlington, which approval shall not be unreasonably withheld or delayed; PROVIDED that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and PROVIDED, FURTHER, that Burlington, in connection with a Change in the Burlington Recommendation, may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in the Burlington Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Burlington will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Burlington stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. ConocoPhillips and Burlington will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the ConocoPhillips Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to ConocoPhillips or Burlington, or any of their respective affiliates, officers or directors, is discovered by ConocoPhillips or Burlington and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of ConocoPhillips and Burlington.

          (b) Burlington shall duly take all lawful action to call, give notice of, convene and hold the Burlington Stockholders Meeting as soon as practicable for the purpose of obtaining the Burlington Stockholder Approval and, subject to
Section 6.5, shall take all lawful action to solicit the Burlington Stockholder Approval. The Board of Directors of Burlington shall recommend the adoption of the plan of merger contained in this Agreement by the Burlington stockholders to the effect as set forth in Section 4.1(r) (the "BURLINGTON RECOMMENDATION"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to ConocoPhillips the Burlington Recommendation or (ii) take any action or make any statement in connection with the Burlington Stockholders Meeting inconsistent with the Burlington Recommendation (collectively, a "CHANGE IN THE BURLINGTON RECOMMENDATION"); PROVIDED, HOWEVER, that Burlington and the Board of Directors of Burlington may take any action permitted under Section 6.5.

          6.2 GOVERNANCE MATTERS. ConocoPhillips shall take all requisite action to, effective as of the Effective Time, (i) cause two directors nominated by Burlington reasonably acceptable to ConocoPhillips to be appointed to ConocoPhillips' Board of Directors and (ii) expand, to the extent necessary in connection with appointing such two directors, the ConocoPhillips' Board of Directors. ConocoPhillips shall use reasonable best efforts consistent with DGCL requirements to ensure that (x) one such nominee is a member of the class of ConocoPhillips' Board of Directors whose term ends at the second annual meeting of ConocoPhillips stockholders occurring after the Closing Date and (y) the other such nominee is a member of the class of ConocoPhillips' Board of Directors whose term ends at the third annual meeting of ConocoPhillips stockholders occurring after Closing Date.

          6.3 ACCESS TO INFORMATION. Upon reasonable notice, each of ConocoPhillips and Burlington shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of ConocoPhillips and Burlington shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or the HSR Act, as applicable (other than documents that such party hereto is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; PROVIDED, HOWEVER, that any party hereto may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) counsel for such party advises that such information should not be disclosed in order to ensure compliance with the Antitrust Laws, (iii) the information is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or legal proceedings or government investigations, or (iv) the information is subject to confidentiality obligations to a third party. The parties hereto shall hold any information obtained pursuant to this
Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated December 5, 2005, between ConocoPhillips and Burlington (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either ConocoPhillips or Burlington shall not affect the representations and warranties of the other party.

          6.4 REQUIRED ACTIONS. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Burlington Necessary Consents or ConocoPhillips Necessary Consents, as appropriate, and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any

Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "REQUIRED APPROVALS") and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of ConocoPhillips and Burlington agrees to prepare, as promptly as practicable, and to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (within thirty (30) Business Days), (B) appropriate filings with the European Commission, if required, in accordance with applicable Regulatory Laws at such time as ConocoPhillips reasonably determines in its judgment will permit the consummation of the transactions contemplated hereby in a timely basis, and (C) all other necessary filings with other Governmental Entities relating to the Merger at such time as ConocoPhillips reasonably determines in its judgment will permit the consummation of the transactions contemplated hereby in a timely basis, and, to prepare to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such Governmental Entities, and to supply such additional information and documentation at such time as ConocoPhillips reasonably determines in its judgment will permit the consummation of the transactions contemplated hereby in a timely basis and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable. In furtherance and not in limitation of the foregoing, Burlington agrees not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of ConocoPhillips.

          (b) The parties shall each cooperate and consult with each other in connection with the actions referenced in Section 6.4(a) to obtain all Required Approvals. In particular, Burlington shall (i) furnish as promptly as reasonably practicable to ConocoPhillips any information concerning Burlington and its business, properties and personnel as ConocoPhillips may reasonably request, in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) permit ConocoPhillips to review in advance, and accept all of ConocoPhillips' reasonable comments in connection with, any proposed written communication between it and any Governmental Entity. In addition, each party shall (i) promptly inform the other party of (and supply to the other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (ii) consult with the other party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. In furtherance and not in limitation of the foregoing, Burlington agrees that notwithstanding anything to the contrary in this Agreement, ConocoPhillips will take the lead in all meetings and communications with any Governmental Entity in connection with any Antitrust Laws, including by determining the appropriate timing of any such meeting or communication (including (x) the timing of the submission of any filing with, or response to any request by, a Governmental Entity, and (y) the timing of any action taken pursuant to 6.4(c)) such that the requisite approvals are obtained prior to the Termination Date.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a) and 6.4(b) but subject to Section 6.4(b), Burlington and ConocoPhillips, as applicable, shall take all actions necessary to:

               (i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Termination Date, including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

               (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of ConocoPhillips, Burlington and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit ConocoPhillips or its Subsidiaries' freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of ConocoPhillips, Burlington and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. ConocoPhillips and, if requested by ConocoPhillips, Burlington shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or ConocoPhillips or ConocoPhillips' Subsidiaries' ability to retain, any of the businesses, product lines or assets of ConocoPhillips, Burlington or any of their respective Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. Burlington agrees and acknowledges that, notwithstanding anything to the contrary in this Section 6.4, in connection with any filing or submission required, action to be taken or commitment to be made by ConocoPhillips, Burlington or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated by this Agreement, neither Burlington nor any of Burlington's Subsidiaries shall, without ConocoPhillips' prior written consent, sell, divest, or dispose of any assets, commit to any sale, divestiture or disposal of businesses, product lines or assets of Burlington and Burlington's Subsidiaries or take any other action or commit to take any action that would limit Burlington's, ConocoPhillips' or any of their respective Subsidiaries' freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

          (d) Each party hereto and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

          6.5 ACQUISITION PROPOSALS. (a) Burlington agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and such Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by the other party or an affiliate thereof) or announcement of an intention to make any such proposal, offer or transaction, an "ACQUISITION PROPOSAL"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

          (b) Notwithstanding anything in this Agreement to the contrary, Burlington (and its Board of Directors) shall be permitted to (i) comply with applicable law (including Rule 14d-9 and Rule 14e-2 or make any other disclosure required by law or its fiduciary duties (subject, however to clause (B), (C) and (E) of this Section 6.5(b)), (ii) effect a Change in the Burlington Recommendation, or (iii) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (ii) or (iii) above, (A) the vote at the Burlington Stockholders Meeting on the adoption of this Agreement shall not have been taken, (B) (I) in the case of clause (ii) above, Burlington has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (II) in the case of clause (iii) above, Burlington's Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would lead to a Superior Proposal, (C) prior to providing any information or data to any Person in connection with an
                                       -47-

Acquisition Proposal by any such Person, Burlington's Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive as the Confidentiality Agreement,
(D) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Burlington notifies ConocoPhillips promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of Burlington's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers and (E) in the case of clause
(ii) above, Burlington has given ConocoPhillips at least three Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with ConocoPhillips with respect to such proposed revisions or other proposal, if any. Burlington agrees that it will promptly keep ConocoPhillips reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the Person making such inquiry, proposal or offer. Burlington agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than ConocoPhillips) conducted heretofore with respect to any Acquisition Proposal. Burlington agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 6.5. Nothing in this Section 6.5 shall (x) permit Burlington to terminate this Agreement (except as specifically provided in paragraph (c) of this Section 6.5 or Article VIII) or (y) affect or limit any other obligation of Burlington under this Agreement).

          (c) Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the Burlington Stockholder Approval, the Board of Directors of Burlington determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 6.5, that such proposal is a Superior Proposal, Burlington may terminate this Agreement; PROVIDED, HOWEVER, that Burlington shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless Burlington prior to or concurrently with such termination pursuant to this Section 6.5(c) pays to ConocoPhillips the fee payable pursuant to Section 8.2(b); PROVIDED, FURTHER, HOWEVER, that Burlington shall not exercise its right to terminate this Agreement pursuant to this Section 6.5(c) unless Burlington notifies ConocoPhillips that Burlington intends to take such action with respect to an Acquisition Proposal indicating, in connection with such notice, the name of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and Burlington has given ConocoPhillips at least three Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal.

          6.6 FEES AND EXPENSES. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such Expenses, except (i)

Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and Form S-4 and (ii) Expenses incurred in connection with any consultants that ConocoPhillips and Burlington shall have agreed to retain to assist in obtaining the approvals and clearances under the Antitrust Laws, which, in each case, shall be shared equally by ConocoPhillips and Burlington. The parties hereto shall cooperate with each other in preparing, executing and filing any Tax Returns relating to transfer or similar Taxes.

          6.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) Following the Effective Time, ConocoPhillips and the Surviving Corporation shall
(i) jointly and severally indemnify and hold harmless, and provide advancement of Expenses to, all past and present directors, officers and employees of Burlington and its Subsidiaries (in all of their capacities) (A) without limitation to subclause (B) below, to the same extent such individuals are indemnified or have the right to advancement of Expenses as of the date of this Agreement by Burlington pursuant to its Certificate of Incorporation and By-Laws of Burlington and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any such individuals and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and
(ii) include and cause to be maintained in effect in the Certificate of Incorporation and By-Laws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of Expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Certificate of Incorporation and By-Laws of Burlington. Prior to the Effective Time, Burlington shall endeavor to (and if it is unable to, ConocoPhillips shall cause the Surviving Corporation to after the Effective
Time) obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by Burlington for its existing coverage in the aggregate) for "tail" insurance policies (providing only for the Side A coverage for such covered individuals where the existing policies also include coverage for Burlington) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as Burlington's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as Burlington's existing policies with respect to matters existing or occurring at or prior to the Effective Time.

          (b) The obligations of ConocoPhillips and the Surviving Corporation under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7).

          6.8 EMPLOYEE BENEFITS. (a) ConocoPhillips agrees that, from and after the Effective Time, ConocoPhillips and its Subsidiaries shall assume and honor all Burlington Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any permitted amendment or termination thereof. Burlington and ConocoPhillips hereby agree that the consummation of the Merger shall constitute a "CHANGE IN CONTROL" for purposes of all Burlington Benefit Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this
Section 6.8(a) shall be construed as a limitation on the right of ConocoPhillips to amend or terminate any Burlington Benefit Plan which Burlington would otherwise have under the terms of such Burlington Benefit Plan, and no provision of this Section 6.8(a) shall be construed to create a right in any employee or beneficiary of such employee under a Burlington Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan; PROVIDED, HOWEVER, that ConocoPhillips agrees that it will respect deferrals of salary, bonus or other compensation in place prior to the Effective Time pursuant to the Burlington Benefit Plans.

          (b) For at least 18 months following the Effective Time, ConocoPhillips shall provide, or cause to be provided, to individuals who are employed by Burlington or any of its Subsidiaries immediately prior to the Effective Time (other than any such employees whose terms of employment are governed by a collective bargaining agreement) who remain employed with ConocoPhillips or any Subsidiary of ConocoPhillips (the "BURLINGTON EMPLOYEES"), for so long as such Burlington Employees remain so employed, compensation (it being understood that discretionary incentive and equity-based awards will remain discretionary) and employee benefits (i) pursuant to Burlington's or Burlington's Subsidiaries' compensation and employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by ConocoPhillips or any Subsidiary of ConocoPhillips providing coverage and benefits, which, in the aggregate, are no less favorable than those provided pursuant to Burlington's and Burlington's Subsidiaries' plans, programs, policies and arrangements to such employees immediately prior to the Effective Time.

          (c) For all purposes under the employee benefit plans of ConocoPhillips and its Subsidiaries providing benefits to any Burlington Employees after the Effective Time (the "NEW PLANS"), ConocoPhillips will, or will cause its Subsidiaries to, give Burlington Employees full credit with his or her years of service for purposes of eligibility, vesting and benefit accrual (excluding benefit accrual under any defined benefit pension plans) under any employee benefit plans or arrangements maintained by ConocoPhillips or any of its Subsidiaries for such Burlington employee's service with Burlington or any Burlington Subsidiary to the same extent recognized by Burlington immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing: (i) each Burlington Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Burlington Benefit Plan in which such Burlington Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Burlington Employee, ConocoPhillips shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and ConocoPhillips shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (d) Without limiting the generality of this Section 6.8, ConocoPhillips and Burlington agree to the employee matters set forth in Section 6.8(d) of the Burlington Disclosure Schedule.

          6.9 PUBLIC ANNOUNCEMENTS. ConocoPhillips and Burlington shall, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with the other party before issuing, and provide the other party the opportunity to review and comment upon, any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except as required by applicable law and to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither ConocoPhillips nor Burlington shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          6.10 LISTING OF SHARES OF CONOCOPHILLIPS COMMON STOCK. ConocoPhillips shall cause the shares of ConocoPhillips Common Stock to be issued in the Merger and the shares of ConocoPhillips Common Stock to be reserved for issuance upon exercise of the Burlington Stock Options, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          6.11 RIGHTS AGREEMENT. The Board of Directors of ConocoPhillips shall take all action to the extent necessary (including amending the ConocoPhillips Rights Agreement) in order to render the ConocoPhillips Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Burlington shall take all action to the extent necessary (including amending the Burlington Rights Agreement) in order to render the Burlington Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

          6.12 AFFILIATES. Promptly following the date of mailing of Proxy Statement/Prospectus, Burlington shall deliver to ConocoPhillips a letter identifying all Persons who, in the judgment of Burlington, may be deemed at the time this Agreement is submitted for Burlington Stockholders Approval, "affiliates" of Burlington for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Burlington shall use reasonable best efforts to cause each Person identified on such list to deliver to ConocoPhillips not later than ten days prior to the Effective Time, a written agreement in the form attached as Exhibit A hereto (an "AFFILIATE AGREEMENT").

          6.13 SECTION 16 MATTERS. Prior to the Effective Time, ConocoPhillips and Burlington shall take all such steps as may be required to cause any dispositions of Burlington Common Stock (including derivative securities with respect to Burlington Common Stock) or acquisitions of ConocoPhillips Common Stock (including derivative securities with respect to ConocoPhillips Common Stock) resulting from the transactions contemplated by Article II or Article III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Burlington or will become subject to such reporting requirements with respect to ConocoPhillips, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          6.14 DIVIDENDS. After the date of this Agreement, each of ConocoPhillips and Burlington shall coordinate with the other the declaration of any dividends in respect of ConocoPhillips Common Stock and Burlington Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Burlington Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter, including the quarter in which the Effective Time occurs, with respect to their shares of Burlington Common Stock and shares of ConocoPhillips Common Stock any such holder receives in exchange therefor in the Merger.

          6.15 TAX REPRESENTATION LETTERS. ConocoPhillips shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and White & Case LLP a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of ConocoPhillips, containing representations of ConocoPhillips, and Burlington shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and White & Case LLP a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of Burlington, containing representations of Burlington, in each case as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 7.2(c) of this Agreement and White & Case LLP to render the opinion described in Section 7.3(c) of this Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

          7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each of ConocoPhillips and Burlington to effect the Merger are subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVAL. Burlington shall have obtained the Burlington Stockholder Approval.

          (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) HSR ACT; OTHER APPROVALS. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) all required approvals in connection with the EC Merger Regulation and the Canadian Investment Regulations (other than approvals under the Canadian Investment Regulations which by their terms cannot be satisfied until after the Closing) shall have been obtained and (iii) all other approvals required under the Antitrust Laws to be obtained prior to Closing shall have been obtained, except where the failure to obtain such approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington.

          (d) NYSE LISTING. The shares of ConocoPhillips Common Stock to be issued in the Merger and such other shares of ConocoPhillips Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CONOCOPHILLIPS. The obligations of ConocoPhillips to effect the Merger are subject to the satisfaction, or waiver in writing by ConocoPhillips, on or prior to the Closing Date, of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Burlington set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. In addition, the representations and warranties set forth in (i) Section 4.1(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) Section 4.1(g)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date. ConocoPhillips shall have received a certificate of an executive officer of Burlington that the conditions set forth in this Section 7.2(a) have been satisfied.

          (b) PERFORMANCE OF OBLIGATIONS OF BURLINGTON. Burlington shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and ConocoPhillips shall have received a certificate of an executive officer of Burlington to such effect.

          (c) TAX OPINION. ConocoPhillips shall have received from Wachtell, Lipton, Rosen & Katz, counsel to ConocoPhillips, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ConocoPhillips shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.15 of this Agreement.

          7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BURLINGTON. The obligations of Burlington to effect the Merger are subject to the satisfaction, or waiver in writing by Burlington, on or prior to the Closing Date, of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ConocoPhillips set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips. In addition, the representations and warranties set forth in (i) Section 4.2(b) shall be true and correct in all material respects as of the Closing Date, as though made as of the date of this Agreement and on and as of the Closing Date, and (ii) Section 4.2(g)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date. Burlington shall have received a certificate of an executive officer of ConocoPhillips that the conditions set forth in this Section 7.3(a) have been satisfied.

          (b) PERFORMANCE OF OBLIGATIONS OF CONOCOPHILLIPS. ConocoPhillips shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Burlington shall have received a certificate of an executive officer of ConocoPhillips to such effect.

          (c) TAX OPINION. Burlington shall have received from White & Case LLP, counsel to Burlington, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section

368(a) of the Code. In rendering such opinion, counsel to Burlington shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.15 of this Agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

          8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time and, except as specifically provided below, whether before or after the Burlington Stockholders Meeting:

          (a) by mutual written consent of ConocoPhillips and Burlington;

          (b) by either ConocoPhillips or Burlington, if the Effective Time shall not have occurred on or before the date 18 months from the date of this Agreement (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.4) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either ConocoPhillips or Burlington, if any Governmental Entity
(i) shall have issued an order, decree or ruling or taken any other action (which the parties hereto shall have used all required efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action that is necessary to fulfill the conditions set forth in Sections 7.1(c), 7.1(d) or 7.1(e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties hereto shall have used all required efforts to obtain, in accordance with Section 6.4); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure to comply with Section 6.4 has been the primary cause of, or resulted in, such action or inaction;

          (d) by either ConocoPhillips or Burlington, if the Burlington Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Burlington Stockholders Meeting;

          (e) by ConocoPhillips, if Burlington shall have (i) failed to make the Burlington Recommendation or effected a Change in the Burlington Recommendation, whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Burlington Stockholders Meeting or a failure to comply with requirements with respect to the Proxy Statement/Prospectus in accordance with Section 6.1 or (iii) materially breached its obligations under
Section 6.5;

          (f) by ConocoPhillips, if Burlington shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) thirty days following notice of such breach and (ii) the Termination Date; provided, that ConocoPhillips shall not have the right to terminate this Agreement pursuant to this clause (f) if ConocoPhillips or Merger Sub is then in material breach of its representations, warranties, covenants or other agreements contained in this Agreement;

          (g) by Burlington, if ConocoPhillips shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) thirty days following notice of such breach and (ii) the Termination Date; provided, that Burlington shall not have the right to terminate this Agreement pursuant to this clause (g) if Burlington is then in material breach of its representations, warranties, covenants or other agreements contained in this Agreement; or

          (h) by Burlington, prior to the Burlington Stockholder Approval being obtained, in accordance with and subject to the terms and conditions of Section 6.5(c).

          8.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Burlington or ConocoPhillips as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors, except with respect to Section 4.1(s), Section 4.2(s), the second sentence of Section 6.3, Section 6.6, this Section 8.2 and Article IX, which provisions shall survive such termination; PROVIDED that, notwithstanding anything to the contrary contained in this Agreement, neither ConocoPhillips nor Burlington shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement.

          (b) (i) If Burlington terminates this Agreement pursuant to Section 8.1(h), then Burlington shall pay ConocoPhillips an amount equal to the Termination Fee, by wire transfer of immediately available funds, prior to or concurrently with such termination.

              (ii) If (A)(x) either Burlington or ConocoPhillips terminates this Agreement pursuant to Section 8.1(d) and at any time prior to the Burlington Stockholders Meeting an Acquisition Proposal with respect to Burlington shall have been publicly announced or otherwise communicated to the stockholders of Burlington, which proposal shall not have been withdrawn prior to the Burlington Stockholders Meeting, (y) ConocoPhillips terminates this Agreement pursuant to
Section 8.1(e) or (z) ConocoPhillips terminates this Agreement pursuant to
Section 8.1(f) and at any time prior to such termination an Acquisition Proposal with respect to Burlington shall have been announced or otherwise communicated to the senior management,
                                       -56-

Board of Directors or stockholders of Burlington, which proposal shall not have been withdrawn prior to such termination and (B) within twelve months of the termination of this Agreement, Burlington or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (except that for the purposes of this Section 8.2 the references in the definition of "Acquisition Proposal" to "20%" shall be "50%") with any Person (or an affiliate thereof), then Burlington shall promptly, but in no event later than one Business Day after the date Burlington or its Subsidiary enters into such agreement with respect to, or consummates, such Acquisition Proposal, pay ConocoPhillips an amount equal to the Termination Fee, by wire transfer of immediately available funds.

          (c) The parties hereto acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither ConocoPhillips or Burlington would enter into this Agreement; accordingly, if any party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and Expenses (including attorneys' fees and Expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.6. The parties hereto agree that any remedy or amount payable pursuant to this Section
8.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

          8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Burlington Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX (including without limitation Section 6.7).

          9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given when received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (i) if to ConocoPhillips:

                   600 North Dairy Ashford Road
                   MC 3020
                   Houston, Texas 77079-1175
                   Facsimile: (281) 293-1054

                   Attention: Stephen F. Gates

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York 10019
                   Facsimile: 212-403-2000

                   Attention:  Andrew R. Brownstein, Esq.

               (ii) if to Burlington to:

                   Burlington Resources Inc.
                   717 Texas Avenue, Suite 2100
                   Houston, Texas 77002
                   Facsimile:  (713) 624-3754

                   Attention:  Frederick J. Plaeger II

                   with a copy to:

                   Fried, Frank, Harris, Shriver & Jacobson LLP
                   One New York Plaza
                   New York, New York 10004-1980
                   Facsimile: 212-859-4000

                   Attention:   Arthur Fleischer, Esq.
                                Warren S. de Wied, Esq.

          9.3 INTERPRETATION. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereby," "herein," "hereof" or "hereunder," and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. In addition, each Section of this Agreement is qualified by the matters set forth in the related Section of the ConocoPhillips Disclosure Schedule and the Burlington Disclosure Schedule, as the case may be, and by such matters set forth any place else in this Agreement or in the ConocoPhillips Disclosure Schedule or the Burlington Disclosure Schedule where the applicability of such qualification to the Section of this Agreement is reasonably apparent.

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          9.4 COUNTERPARTS. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart.

          9.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Confidentiality Agreement and the Exhibits and disclosure schedules and the other agreements and instruments of the parties hereto delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 6.7 (which is intended to be for the benefit of the Persons covered thereby).

          9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          9.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of ConocoPhillips and Burlington irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery or other courts of the State of Delaware, and each of ConocoPhillips and Burlington hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts (and, to the fullest extent permitted by law, to the Court of Chancery) and to accept service of process in any manner permitted by such courts. Each of ConocoPhillips and Burlington hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

          9.10 ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, ConocoPhillips, Cello Acquisition Corp. and Burlington Resources Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     CONOCOPHILLIPS


                                     By: /s/ J. J. Mulva
                                         ---------------------------------------
                                         Name:  J. J. Mulva
                                         Title: Chairman of the Board and Chief
                                                Executive Officer

                                     CELLO ACQUISITION CORP.


                                     By: /s/ J. J. Mulva
                                         ---------------------------------------
                                         Name:  J. J. Mulva
                                         Title: Chairman of the Board


                                     BURLINGTON RESOURCES INC.


                                     By: /s/ Bobby S. Shakouls
                                         ---------------------------------------
                                         Name:  Bobby S. Shakouls
                                         Title: Chairman of the Board, President
                                                and Chief Executive Officer
















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